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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1.    Omega Technologies, Inc., an Ohio corporation

2.    Meridian Bioscience Corporation, an Ohio corporation

3.    Meridian Bioscience Europe, s.r.l., an Italian corporation

4.    Meridian Bioscience FSC, Inc., a Barbados corporation

5.    Meridian Life Science, Inc., a Maine corporation

6.    Meridian Bioscience Europe S.A., a Belgian corporation

7.    Gull Europe S.A. Holding, a Belgian corporation

8.    Meridian Bioscience Europe B.V., a Dutch corporation

9.    Viral Antigens, Inc., a Tennessee corporation